WENTWORTH ENERGY, INC.

2007 STOCK INCENTIVE PLAN

SECTION 1.

INTRODUCTION

1.1

Establishment. Effective as provided in Section 15, Wentworth Energy, Inc., an Oklahoma corporation (the "Company"), hereby adopts this plan of stock-based compensation for selected Eligible Participants of the Company and affiliated corporations. This plan shall be known as the Wentworth Energy, Inc. 2007 Stock Incentive Plan (the "Plan").

1.2

Purpose. The purpose of this Plan is to promote the success of the Company and its stockholders by providing a means of non-cash remuneration to selected Eligible Participants to motivate, attract, and retain the services of such individuals upon whose judgment, interest, and effort the successful conduct of its operation is largely dependent.

SECTION 2.

DEFINITIONS

The following definitions shall be applicable to the terms used in this Plan:

2.1

"Affiliated Corporation" means any corporation that is either a parent corporation with respect to the Company or a subsidiary corporation with respect to the Company (within the meaning of Code Sections 424(e) and (f), respectively).

2.2

"Code" means the Internal Revenue Code of 1986, as it may be amended from time to time.

2.3

"Committee" means a committee comprised of members of the Board of Directors to administer this Plan or, if no committee is so designated, the entire Board of Directors.  The Board of Directors, in its sole discretion, may at any time remove any member of the Committee and appoint another Director to fill any vacancy on the Committee.

2.4

"Common Stock" means the Company's $0.001 par value common stock.

2.5

"Company" means Wentworth Energy, Inc., an Oklahoma corporation.

2.6

"Effective Date" means the effective date of this Plan, as set forth in Section 15 hereof.

2.7

"Eligible Participant" means any employee, director, officer, consultant, or advisor of the Company who is determined (in accordance with the provisions of Section 4 hereof) to be eligible to receive an Option or Stock Award hereunder.

2.8

"Fair Market Value" of a share of Common Stock means the closing market price (that is, the price at which last sold on the applicable principal U.S. market) of the

Common Stock on the relevant date if it is a trading date or, if not, on the most recent date on which the Common Stock was traded prior to such date, as reported by the OTC Bulletin Board or, if applicable, by the NASDAQ Global Market or Capital Market Systems; or if, in the opinion of the Committee, this method is inapplicable or inappropriate for any reason, the fair market value as determined pursuant to a reasonable method adopted by the Committee in good faith for such purpose.

2.9

"Grant Date" means the date on which an Option is made by the Committee under the Plan.

2.10

"Option" means the grant to an Eligible Participant of a right to acquire shares of Common Stock.  Options under this Plan are not intended to constitute incentive stock options as described under Code Section 422.

2.11

"Plan" means this Wentworth Energy, Inc. 2007 Stock Incentive Plan dated as of the date hereof.

2.12

"Stock Award" means the grant to an Eligible Participant of shares of Common Stock issuable directly under this Plan rather than upon exercise of an Option.

Wherever appropriate, words used in this Plan in the singular may mean the plural, the plural may mean the singular, and the masculine may mean the feminine.

SECTION 3.

ADOPTION AND ADMINISTRATION OF THIS PLAN

The Plan shall be adopted by the Board of Directors and shall commence on the Effective Date.

The Plan shall be administered by the Committee, which shall have all powers necessary or desirable for such administration.  The express grant in the Plan of any specific power to the Committee shall not be construed as limiting any power or authority of the Committee.  In the absence of contrary action by the Board of Directors, any action taken by the Committee with respect to the implementation, interpretation or administration of this Plan shall be final, conclusive and binding.  Except in connection with the grant of Options and Stock Awards, which shall (except as provided in Section 4) require action by the entire Committee, a majority of the Committee shall constitute a quorum and the action of a majority of the members present at any meeting at which a quorum is present (in person or as otherwise permitted by applicable law), or acts approved in writing by a majority of the Committee without a meeting, shall be deemed the action of the Committee.

In addition to such other rights of indemnification as they may have as directors or as members of the Committee, the members of the Committee shall be indemnified by the Company against reasonable expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense of any action, suit, or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Option or Stock Award granted or made hereunder, and against all amounts reasonably paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit, or proceeding, if such members acted in good faith and in a manner which they believed to be in, and not opposed to, the best interests of the Company and its Affiliated Corporations.

SECTION 4. ELIGIBILITY AND AWARDS

The Committee shall determine at any time and from time to time after the Effective Date of this Plan:

(i)

the selection of Eligible Participants;

(ii)

the number of shares of Common Stock issuable directly as Stock Awards, or to be granted pursuant to an Option;

(iii)

the price per share at which each Option may be exercised ("Option Price") or the value per share if a direct issue of stock pursuant to a Stock Award; and

(iv)

the terms on which each Option and Stock Award may be granted.

The foregoing determination shall be made by the entire Committee, except that any Committee member who is also an Eligible Participant may receive an Option or Stock Award, but only if he abstains from voting in favor of a grant to himself, and the grant is determined and approved by the remaining Committee members.

In no event shall the Option Price be less than 100% of the Fair Market Value of the shares of Common Stock on the Grant Date.

SECTION 5. EVIDENCE OF OPTION OR STOCK AWARD

Subject to the terms and provisions of this Plan, the terms and conditions under which a Stock Award may be granted to an Eligible Participant shall be set forth in a written agreement (i.e., a Consulting Agreement, Services Agreement, Fee Agreement, or Employment Agreement) or, if an Option, a written Option Agreement.  Each Option Agreement shall specify the Option Price; the duration of the Option; the number of shares of Common Stock to which the Option pertains; any conditions imposed upon the exercisability of Options in the event of retirement, death, disability, or other termination of employment or service; and such other provisions as the Committee shall determine.  The terms and conditions so set by the Committee may vary from one Eligible Participant to another.  The form of the Option Agreement shall be determined by the Committee, in its sole discretion.

SECTION 6. TOTAL NUMBER OF SHARES OF COMMON STOCK

The total number of shares of Common Stock reserved for issuance by the Company either directly as Stock Awards or underlying Options granted under this Plan shall not be more than 2,378,249, approved by the Board of Directors on the date hereof. The total number of shares of Common Stock reserved for such issuance may be increased only by a resolution adopted by the Board of Directors and amendment of this Plan. Such Common Stock may be authorized and unissued or reacquired Common Stock of the Company.

If any award granted under the Plan terminates, expires, or lapses for any reason other than by virtue of exercise of an Option, or if shares of Common Stock issued pursuant to awards are forfeited, any shares of Common Stock subject to such award again shall be available for grant under the Plan.

In the event an Eligible Participant pays the Option Price for Common Stock pursuant to the exercise of an Option with previously acquired shares of Common Stock, the number of shares available for future awards under the Plan shall be reduced only by the net number of new shares of Common Stock issued upon the exercise of the Option.  In addition, in determining the number of shares of Common Stock available for awards, if shares of Common Stock has been delivered or exchanged by, or withheld from, a Participant as full or partial payment to the Company for payment of withholding taxes, or if the number of shares of Common Stock otherwise deliverable by the Company has been reduced for payment of withholding taxes, the number of shares of Common Stock exchanged by or withheld from an Eligible Participant as payment in connection with the withholding tax or so reduced by the Company shall again be available for the grant of an award under the Plan.

SECTION 7. EXERCISE OF OPTIONS AND STOCK AWARDS

7.1

Options.  Options shall be exercised by the delivery of a written notice to the Company in the form prescribed by the Committee setting forth the number of shares of Common Stock with respect to which the Option is to be exercised, accompanied by full payment for the shares of Common Stock.  The Option Price shall be payable to the Company in full either in cash or certified check or wire transfer, by delivery of shares of Common Stock valued at Fair Market Value at the time of exercise, by delivery of a promissory note (in the Committee’s discretion and subject to restrictions and prohibitions of applicable law) or by a combination of the foregoing.

To the extent permitted under the applicable laws and regulations, at the request of the Eligible Participant and with the consent of the Committee, the Company agrees to cooperate in a “cashless exercise” of an Option.  The cashless exercise shall be effected by the Participant delivering to a securities broker instructions to exercise all or part of the Option, including instructions to sell a sufficient number of shares of Common Stock to cover the costs and expenses associated therewith.

As soon as practicable after receipt of written notice and payment of the Option Price and completion of payment of (or an arrangement satisfactory to the Company for the Participant to pay) any tax withholding required in connection with the Option exercise, the Company shall cause the appropriate number of shares of Common Stock to be issued in the Participant’s name, which issuance shall be effected in book entry or electronic form, provided that issuance and delivery in certificated form shall occur if the Participant so requests or the Committee so directs.

7.2

Stock Awards.  Shares awarded pursuant to a Stock Award shall be fully paid and nonassessable upon the issuance thereof, and shall be represented by a certificate or certificates registered in the name of the Eligible Participant and stamped with an appropriate legend referring to the restrictions thereon, if any.  Subject to the terms and provisions of the Oklahoma Statutes and the written agreement to which he is a party, an Eligible Participant shall have all the rights of a stockholder with respect to such shares, including the right to vote the shares and to receive all dividends or other distributions paid or made with respect thereto, provided that such shares shall be subject to the restrictions hereinafter set forth.

SECTION 8. RIGHTS OF EMPLOYEES; ELIGIBLE PARTICIPANTS

8.1

Employment. Nothing contained in this Plan or in any Option or Stock Award granted under this Plan shall confer upon any Eligible Participant any right with respect to the continuation of his or her employment by the Company or any Affiliated Corporation, or interfere in any way with the right of the Company or any Affiliated Corporation, subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment or to increase or decrease the compensation of the Eligible Participant from the rate in existence at the time of the grant of an Option or Stock Award. Whether an authorized leave of absence shall constitute termination of employment shall be determined by the Committee at the time.

8.2

Non-transferability.  No right or interest of any Eligible Participant in an Option or Stock Award shall be assignable or transferable during the lifetime of the Eligible Participant, either voluntarily or involuntarily, or subjected to any lien, directly or indirectly, by operation of law, or otherwise, including execution, levy, garnishment, attachment, pledge or bankruptcy.  However, the Board of Directors may, in its sole discretion, permit transfers to family members if and to the extent such transfers are permissible under applicable securities laws.  In the event of an Eligible Participant's death, an Eligible Participant's rights and interest in an Option or Stock Award shall be transferable by testamentary will or the laws of descent and distribution, and delivery of any shares of Common Stock due under this Plan shall be made to, and exercise of any Options may be made by, the Eligible Participant's legal representatives, heirs or legatees. If in the opinion of the Committee a person entitled to payments or to exercise rights with respect to this Plan is unable to care for his or her affairs because of mental condition, physical condition, or age, payment due such person may be made to, and such rights shall be exercised by, such person's guardian, conservator or other legal personal representative upon furnishing the Committee with evidence satisfactory to the Committee of such status.

SECTION 9. GENERAL RESTRICTIONS

9.1

Representations. Eligible Participants to whom an Option or Stock Award is granted shall represent to the Company and agree, that as a condition of exercising such Option, or receiving such Stock Award, in substance and form satisfactory to the Company and its counsel that such person is acquiring the Common Stock subject to the Option or Stock Award for his or her own account for investment and not with any present intention of selling or otherwise distributing the same, other than pursuant to an effective registration statement under the Securities Act, and to such other effects as the Company deems necessary or appropriate in order to comply with federal and applicable state securities laws.

Shares shall not be issued under the Plan unless the issuance and delivery of such shares complies with (or is exempt from) all applicable requirements of law, including (without limitation) the Securities Act, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange on which the Company's securities may then be listed, and the Company has obtained the approval of or a favorable ruling from any governmental agency that the Company determines to be necessary or advisable.

9.2

Restrictions on Transfer of Common Stock. The shares of Common Stock issuable directly as a Stock Award or upon exercise of an Option may not be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement or pursuant to an exemption from registration, the availability of which is to be established to the satisfaction of the Company, and any certificates representing shares of Common Stock will bear a legend to that effect.  However, the Company may, in the sole discretion of the Board of Directors, register under the Securities Act some or all of the shares of Common Stock reserved for issuance under this Plan.  Special resale restrictions may, however, continue to apply to officers, directors, control shareholders and affiliates of the Company and such persons will be required to obtain an opinion of counsel as regards their ability to resell shares received pursuant to this Plan.

9.3

Compliance with Securities Laws.  Each Option or Stock Award shall be subject to the requirement that if at any time counsel to the Company shall determine that the listing, registration or qualification of the shares of  Common Stock subject to such Option or Stock Award upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, is necessary as a condition of, or in connection with, the issuance or purchase of shares thereunder, such Option or Stock Award may not be accepted or exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Committee.  Nothing herein shall be deemed to require the Company to apply for or to obtain such listing, registration or qualification.

9.4

Changes in Accounting Rules.  Notwithstanding any other provision of this Plan to the contrary, if, during the term of this Plan, any changes in the financial or tax or accounting rules applicable to Options or Stock Awards shall occur that, in the sole judgment of the Committee, may have a material adverse effect on the reported earnings, assets or liabilities of the Company, the Committee shall have the right and power to modify as necessary, or cancel, any then outstanding and unexercised Options.

SECTION 10. COMPLIANCE WITH TAX REQUIREMENTS

10.1

Withholding.  Each Eligible Participant shall be liable for payment of all applicable federal, state and local income taxes (including the Eligible Participant’s FICA obligation, if any) incurred as a result of the receipt of an Option or Stock Award, the exercise of an Option, and the sale of any shares of Common Stock received upon the exercise of an Option or pursuant to a Stock Award.  The Company may be required, pursuant to applicable tax regulations, to withhold taxes for an Eligible Participant, in which case the Company's obligations to deliver shares of Common Stock upon the exercise of any Option granted under this Plan or pursuant to any Stock Award, shall be subject to the Eligible Participant's satisfaction of all applicable federal, state and local income and other income tax withholding requirements.

With respect to withholding required upon the exercise of Options or upon the occurrence of any other taxable event with respect to any award, Eligible Participants may elect, subject to the approval of the Committee, or the Committee may require Eligible Participants to satisfy the withholding requirement, in whole or in part, by having the Company withhold shares of Common Stock having a Fair Market Value equal to the amount required to be withheld.  The value of the Shares to be withheld shall be based on the Fair Market Value of the Shares on the date that the amount of tax to be withheld is to be determined.  All elections by Eligible Participants shall be irrevocable and be made in writing and in such manner as determined by the Committee in advance of the day that the transaction becomes taxable.

10.2    Nonqualified Deferred Compensation Plan Omnibus Provision.     It is intended that any compensation, benefits, or other remuneration, which is provided pursuant to or in connection with the Plan, which is considered to be nonqualified deferred compensation subject to Section 409A of the Code, shall be provided and paid in a manner, and at such time and in such form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for non-compliance. The Committee is authorized to amend any award or agreement and to amend or declare void any election by an Eligible Participant as may be determined by it to be necessary or appropriate to evidence or further evidence required compliance with Section 409A of the Code.

SECTION 11. PLAN BINDING UPON ASSIGNS OR TRANSFEREES

In the event that, at any time or from time to time, any Option or Stock Award is assigned or transferred to any party (other than the Company) pursuant to the provisions of Section 9.2 hereof, such party shall take such Option or Stock Award pursuant to all provisions and conditions of this Plan, and, as a condition precedent to the transfer of such interest, such party shall agree (for and on behalf of himself or itself, his or its legal representatives and his or its transferees and assigns) in writing to be bound by all provisions of this Plan.

SECTION 12. COSTS AND EXPENSES

All costs and expenses with respect to the adoption, implementation, interpretation and administration of this Plan shall be borne by the Company.

SECTION 13. CHANGES IN CAPITAL STRUCTURE OF THE COMPANY

The number and class of shares of Common Stock subject to each outstanding Option or Stock Award, the Option Price, and the annual limits on and the aggregate number and class of shares of Common Stock for which awards thereafter may be made shall be proportionately, equitably and appropriately adjusted in such manner as the Committee shall determine in order to retain the economic value or opportunity to reflect any stock dividend, stock split, recapitalization, merger, consolidation, reorganization, reclassification, combination, exchange of shares or similar event in which the number or class of shares of Common Stock is changed without the receipt or payment of consideration by the Company.  Where an award being adjusted is Section 409A of the Code, the adjustment shall also be effected so as not to constitute a modification within the meaning of Section 409A of Code.

SECTION 14. PLAN AMENDMENT, MODIFICATION AND TERMINATION

The Board of Directors, upon recommendation of the Committee or at its own initiative, at any time may terminate and at any time and from time to time and in any respect, may amend or modify this Plan, including:

(i)

increase the total amount of Common Stock that may be awarded under this Plan, except as provided in Section 13 of this Plan;

(ii)

change the classes of persons from which Eligible Participants may be selected or materially modify the requirements as to eligibility for participation in this Plan;

(iii)

increase the benefits accruing to Eligible Participants; or

(iv)

extend the duration of this Plan.

Any Option or other Stock Award granted to a Eligible Participant prior to the date this Plan is amended, modified or terminated will remain in effect according to its terms unless otherwise agreed upon by the Eligible Participant; provided, however, that this sentence shall not impair the right of the Committee to take whatever action it deems appropriate under Section 9 or Section 13. The termination or any modification or amendment of this Plan shall not, without the consent of an Eligible Participant, affect his rights under an Option or other Stock Award previously granted to him.

SECTION 15. EFFECTIVE DATE OF THIS PLAN

15.1

Effective Date. This Plan is effective as of the date it was adopted by the Board of Directors of the Company.

15.2

Duration of this Plan. This Plan shall terminate at 5:00 p.m. Central Time on the day before the fifth anniversary of the Effective Date, and may be extended thereafter or terminated prior thereto by action of the Board of Directors; and no Option or Stock Award shall be granted after such termination. Options and Stock Awards outstanding at the time of this Plan termination may continue to be exercised, or become free of restrictions, in accordance with their terms.

SECTION 16. BURDEN AND BENEFIT

The terms and provisions of this Plan shall be binding upon, and shall inure to the benefit of, each Eligible Participant, his executives or administrators, heirs, and personal and legal representatives.

Approved by the Board of Directors of Wentworth Energy, Inc. on February 15, 2007.

Dated: February 16, 2007

/s/ John Punzo

John Punzo, CEO and Director